UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2024

FORWARD AIR CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

(423) 636-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On January 25, 2023 (the “Closing Date”), Forward Air Corporation, a Tennessee corporation (“Forward”), Omni Newco LLC, a Delaware limited liability company (“Omni”), and certain other parties completed the previously announced acquisition of Omni by Forward. Pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended by Amendment No. 1, dated as of January 22, 2024, the “Amended Merger Agreement”), among Forward, Omni and the other parties thereto, Forward, through a series of transactions involving Forward’s direct and indirect subsidiaries (collectively, with the other transactions contemplated by the Amended Merger Agreement and the other Transaction Agreements referred to therein, the “Transactions”), acquired Omni for a combination of (a) $20 million in cash and (b) (i) common equity consideration representing 5,135,008 shares of Forward’s outstanding common stock, par value $0.01 per share (“Forward Common Stock”) on an as-converted and as-exchanged basis (the “Common Equity Consideration”) and (ii) non-voting, convertible perpetual preferred equity consideration representing, if Forward’s shareholders give the Conversion Approval (as defined below), an additional 8,880,010 shares of Forward Common Stock on an as-exchanged basis (the “Convertible Preferred Equity Consideration” and, together with the Common Equity Consideration, the “Merger Consideration”). The Common Equity Consideration represents, as of the closing of the Transactions (the “Closing”) and before any Conversion Approval, approximately 16.5% of Forward Common Stock, on a fully diluted, as-exchanged basis. If Forward’s shareholders approve the conversion of the Convertible Preferred Equity Consideration to Forward Common Stock in accordance with the listing rules of NASDAQ (the “Conversion Approval”), the Common Equity Consideration and the Convertible Preferred Equity Consideration together will represent as of the Closing 35.0% of Forward Common Stock on a fully diluted and as-exchanged basis.

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Assumption and Guarantees of Clue Opco LLC’s 9.500% Senior Secured Notes

As previously disclosed, on October 2, 2023, GN Bondco, LLC (the “Escrow Notes Issuer”), a Delaware limited liability company and wholly owned subsidiary of Omni, closed its private offering (the “Notes Offering”) of $725,000,000 aggregate principal amount of its 9.500% senior secured notes due 2031 (the “Notes”), in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an indenture (the “Base Indenture”), dated as of October 2, 2023, between the Escrow Notes Issuer and U.S. Bank Trust Company, National Association (the “Trustee”), as trustee and notes collateral agent.

Pursuant to the Base Indenture, the proceeds of the Notes Offering were deposited into an escrow account along with certain other funds required to be deposited into the escrow account from time to time (collectively, the “Escrowed Notes Funds”), pending the satisfaction of certain escrow release conditions, including the consummation of the Transactions. On January 25, 2024, in connection with the Closing and in accordance with the terms of the Base Indenture, the Escrowed Notes Funds were released and, together with the Escrowed Loan Funds (as defined below) and cash on hand, were used (a) to pay the cash consideration and any other amounts payable by Forward in connection with the Closing, (b) to repay certain existing indebtedness of Forward and Omni and (c) to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions.

In connection with the Closing and as a condition to the release of the Escrowed Notes Funds, (a) the Escrow Notes Issuer merged with and into Clue Opco LLC, a Delaware limited liability company (“Opco”), with Opco surviving the merger as a controlled subsidiary of Forward and (b) Opco, the Notes Guarantors (as defined below) and the Trustee entered into the First Supplemental Indenture, dated as of January 25, 2024 (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), to the Base Indenture, pursuant to which (i) Opco assumed all obligations of the Escrow Issuer under the Notes and the Indenture and became the “Issuer” thereunder and (ii) Forward and Opco’s domestic subsidiaries that guarantee the New Senior Secured Credit Facilities (as defined below) (collectively, the “Notes Guarantors”) agreed to guarantee, jointly and severally, fully and unconditionally, on a senior secured basis, all of Opco’s obligations under the Notes and the Indenture.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Interest and Maturity

The Notes bear interest at a rate of 9.500% per annum, payable semiannually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2024. The Notes will mature on October 15, 2031.

Guarantee and Security

The Notes are required to be guaranteed, jointly and severally, fully and unconditionally, on a senior secured basis, by Forward and each of Opco’s existing and future domestic subsidiaries that guarantee the New Senior Secured Credit Facilities or any capital markets indebtedness of Opco or any Notes Guarantor in an aggregate principal amount in excess of $100 million. The Notes and related guarantees are secured by a first priority lien on substantially all assets of Opco and the Notes Guarantors (subject to a shared lien of equal priority with Opco’s and the Notes Guarantors’ obligations under the Notes and the New Senior Secured Credit Facilities and subject to other prior ranking liens permitted by the Indenture).

Optional Redemption

Prior to October 15, 2026, Opco may redeem some or all of the Notes at any time and from time to time at a redemption price equal to 100.000% of the principal amount thereof plus the applicable “make-whole” premium as set forth in the Indenture plus accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after October 15, 2026, Opco may redeem some or all of the Notes at any time and from time to time at the following prices (expressed as a percentage of principal), plus in each case accrued and unpaid interest, if any, to, but excluding, the redemption date: (a) in the case of a redemption occurring during the 12-month period commencing October 15, 2026, at a redemption price of 104.750%; (b) in the case of a redemption occurring during the 12-month period commencing on October 15, 2027, at a redemption price of 102.375%; and (c) in the case of a redemption occurring on or after October 15, 2028, at a redemption price of 100.000%. In addition, at any time and from time to time prior to October 15, 2026, Opco may redeem up to 40.000% of the original aggregate principal amount of the Notes in an amount not to exceed the amount of net cash proceeds from one or more equity offerings at a redemption price equal to 109.500 % of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control

Upon the occurrence of a “change of control”, Opco will be required to offer to repurchase all of the outstanding principal amount of the Notes at a purchase price of 101.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Covenants and Events of Default

The Indenture contains customary events of default, including, among other things, payment default, cross default, judgment default and certain provisions related to bankruptcy events, subject to cure and grace periods in certain cases. The Indenture also contains customary high yield affirmative and negative covenants, including negative covenants that will, among other things, limit Opco and its restricted subsidiaries’ ability to incur additional indebtedness, create liens on, sell or otherwise dispose of assets, engage in certain fundamental corporate changes, make certain investments or material acquisitions, repurchase common stock, pay dividends or make similar distributions on capital stock, repay certain indebtedness, engage in certain affiliate transactions and enter into agreements that restrict the ability of subsidiaries to pay dividends or make loans.

Assumption and Guarantees of Opco’s Credit Agreement

As previously disclosed, on December 19, 2023, GN Loanco, LLC (the “Escrow Loan Borrower”), a Delaware limited liability company and wholly owned subsidiary of Omni, entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent and collateral agent (in such capacities, the “Credit Agreement Agent”) and as initial term loan lender. Pursuant to the Credit Agreement, the Escrow Loan Borrower obtained senior secured term B loans in an aggregate principal amount of $1,125,000,000 (the “New Term Loans”).

In connection with the Credit Agreement, Forward and the Escrow Loan Borrower also entered into an escrow agreement with U.S. Bank National Association, as escrow agent, and the Credit Agreement Agent pursuant to which the proceeds of the New Term Loans were deposited into an escrow account along with certain other funds required to be deposited into the escrow account from time to time (collectively, the “Escrowed Loan Funds”), pending the satisfaction of certain escrow release conditions, including the consummation of the Transactions. On January 25, 2024, in connection with the Closing and in accordance with the terms of the Credit Agreement, the Escrowed Loan Funds were released and, together with the Escrowed Notes Funds and cash on hand, were used (a) to pay the cash consideration and any other amounts payable by Forward in connection with the Closing, (b) to repay certain existing indebtedness of Forward and Omni and (c) to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions.

In connection with the Closing and as a condition to the release of the Escrowed Loan Funds, (a) the Escrow Loan Borrower entered into that certain Escrow Release Date Assumption and Joinder Agreement, dated as of January 25, 2024 (the “Assumption and Joinder Agreement”), with Opco, the Loan Guarantors (as defined below) and the Credit Agreement Agent, pursuant to which Opco assumed all obligations of the Escrow Loan Borrower under the Credit Agreement and the Loan Guarantors guaranteed, jointly and severally, fully and unconditionally, on a senior secured basis, Opco’s obligations under the Credit Agreement, (b) the Escrow Loan Borrower merged with and into Opco, with Opco surviving the merger as a controlled subsidiary of Forward and (c) Opco entered into that certain Escrow Release Date Incremental Revolving Amendment, dated as of January 25, 2024 (the “Incremental Revolving Amendment”), with the credit parties party thereto, the lenders party thereto (the “Revolving Lenders”) and the Credit Agreement Agent, pursuant to which the Revolving Lenders provided revolving credit commitments in an aggregate principal amount of $400,000,000 (the “Revolving Credit Facility” and, together with the New Term Loans, the “New Senior Secured Credit Facility”). No borrowings under the Revolving Credit Facility were made in connection with the consummation of the Transactions.

Interest and Maturity

The New Term Loans will mature on December 19, 2030. The New Term Loans bear interest based, at Opco’s election, on (a) a secured overnight financing rate (“Term SOFR”) plus an applicable margin or (b) the base rate plus an applicable margin. The base rate is equal the highest of the following: (i) the prime rate; (ii) 0.50% above the overnight federal funds rate; and (iii) the one-month Term SOFR plus 1.00%. The applicable margin for Term SOFR loans is 4.50% and the applicable margin for base rate loans is 3.50%. The New Term Loans are subject to customary amortization of 1.00% per year.

The Revolving Credit Facility will mature on January 25, 2029. Loans made under the Revolving Credit Facility bear interest based, at Opco’s election, on (a) Term SOFR plus an applicable margin or (b) the base rate plus an applicable margin. Until delivery of a compliance certificate in respect of the fiscal quarter ending June 30, 2024, the applicable margin for Term SOFR loans is 4.25% and the applicable margin for base rate loans is 3.25%. Thereafter, the applicable margin can range from 3.75% to 4.25% for Term SOFR loans and from 2.75% to 3.25% for base rate loans, in each case depending on Opco’s first lien net leverage ratio, as set forth in the Credit Agreement.

Guarantee and Security

Opco’s obligations under the Credit Agreement (a) are and will be guaranteed, jointly and severally, fully and unconditionally, on a senior secured basis, by Forward and each of Opco’s existing and future domestic subsidiaries (subject to customary exceptions) (collectively, the “Loan Guarantors”) and (b) are and will be secured by a lien on substantially all assets of Opco and the Loan Guarantors (subject to customary exceptions, and subject to (i) a shared lien of equal priority with Opco’s and the Loan Guarantors’ obligations under the Indenture and (ii) other prior ranking liens permitted by the Indenture and the Credit Agreement).

Guarantee and Events of Default

The Credit Agreement includes a customary financial covenant that will require Opco and its restricted subsidiaries to comply with a maximum first lien net leverage ratio from and after the fiscal quarter ending June 30, 2024. The Credit Agreement also includes customary affirmative and negative covenants, including negative covenants that, among other things, restrict Opco and its restricted subsidiaries’ ability to incur additional indebtedness, create liens on, sell or otherwise dispose of assets, engage in certain fundamental corporate changes, make certain investments or material acquisitions, repurchase common stock, pay dividends or make similar distributions on capital stock, repay certain indebtedness, engage in certain affiliate transactions and enter into agreements that restrict the ability of subsidiaries to pay dividends or make loans.

The Credit Agreement also contains customary events of default, including, among other things, payment default, cross default, judgment default and certain provisions related to bankruptcy events, subject to cure and grace periods in certain cases.

Shareholders Agreements

At the Closing, Forward entered into (a) a shareholders agreement (the “REP Shareholders Agreement”) with affiliates of Ridgemont Equity Partners (“REP”), which provides, among other things, that REP has the right to nominate two directors to the Board of Directors of Forward (the “Board”) and (b) a shareholders agreement (the “EVE Shareholders Agreement” and, together with the REP Shareholders Agreement, each a “Shareholders Agreement”) with certain indirect equity holders of Omni related to EVE Omni Investor, LLC (“EVE Related Holders” and, together with REP, the “Shareholders”), which provides, among other things, that the EVE Related Holders have the right to nominate one director to the Board. The

Shareholders Agreements provide the Shareholders the right to nominate their respective nominees, subject to terms and conditions related to ongoing ownership of Forward equity securities by each respective Shareholder. Each Shareholder Agreement, among other things, (i) requires each of the Shareholders to vote such Shareholder’s voting securities of Forward in favor of directors nominated by the Board and against any other nominees, (ii) provides that each of the Shareholders is subject to standstill restrictions, subject to certain exceptions, and (iii) prohibits the Shareholders from transferring equity securities of Forward, subject to certain exceptions, to certain competitors of Forward and to other shareholders of Forward beneficially owning more than 10% of Forward’s voting power. Each of REP and the EVE Related Holders received Merger Consideration representing approximately 13% and 5%, respectively, of Forward’s voting power as of the Closing, on a fully-diluted basis and assuming the receipt of the Conversion Approval. Certain other indirect holders of Omni received Merger Consideration representing approximately 6% of Forward’s voting power as of the Closing, on a fully-diluted basis and assuming the receipt of the Conversion Approval. Such other indirect holders are subject to the voting obligations, standstill restrictions and transfer restrictions of the EVE Shareholders Agreement until the first anniversary of the Closing.

In addition, at the Closing, Forward entered into a separate investor rights agreement (the “Investor Rights Agreement”) with the Shareholders and certain other Omni Holders (as defined below), pursuant to which the Shareholders and such other Omni Holders have customary registration rights, including certain demand and piggyback registration rights, and are subject to a lock-up preventing transfers of Forward’s equity securities, subject to certain exceptions, for up to one year following closing.

Termination of Employment Agreement

Forward and John J. Schickel, Jr. entered into an employment agreement (the “Employment Agreement”) and restrictive covenants agreement (the “Restrictive Covenants Agreement”) on August 10, 2023 (each of which became effective at the Closing). In addition to Mr. Schickel’s perpetual obligation to keep confidential information and trade secrets, the Restrictive Covenants Agreement includes provisions covering his obligations with respect to non-competition, non-solicitation of employees and customers and non-disparagement, each of which apply to Mr. Schickel for the later of (a) a period of four years following the Closing or (b) a period of two years following a termination of employment.

In connection with the Closing, Mr. Schickel and Forward mutually agreed that he would not serve in the role of President of Forward or as a member of the Board in connection therewith and Mr. Schickel has accordingly declined these appointments. As a result, Mr. Schickel’s employment with Forward and the Employment Agreement terminated effective as of January 30, 2024 and Mr. Schickel is eligible to receive, contingent upon the execution and non-revocation of a mutual general release of claims, a lump sum payment of $1,168,854 and outplacement services in an amount up to $20,000 pursuant to a Release and Separation Agreement, dated as of January 26, 2024, between Forward and Mr. Schickel.

Tax Receivable Agreement

At the Closing, Forward, Opco, Omni Holders and certain other parties entered into a tax receivable agreement (the “Tax Receivable Agreement”), which sets forth the agreement among the parties regarding the sharing of certain tax benefits realized by Forward as a result of the Transactions. Pursuant to the Tax Receivable Agreement, Forward is generally obligated to pay certain Omni Holders 83.5% of (a) the total tax benefit that Forward realizes as a result of increases in tax basis in Opco’s assets resulting from certain actual or deemed distributions and the future exchange of units of Opco for shares of securities of Forward (or cash) pursuant to the Opco LLCA (as defined below), (b) certain pre-existing tax attributes of certain Omni Holders that are corporate entities for tax purposes, (c) the tax benefits that Forward realizes from certain tax allocations that correspond to items of income or gain required to be recognized by certain Omni Holders, and (d) other tax benefits attributable to payments under the Tax Receivable Agreement. Payment obligations under the Tax Receivable Agreement rank pari passu with all unsecured obligations of Forward but senior to any future tax receivable or similar agreement entered into by Forward.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Forward elects to terminate the Tax Receivable Agreement early (or it is terminated early due to a change of control or insolvency event with respect to Forward or a material breach by Forward of a material obligation under the Tax Receivable Agreement). Upon such an early termination, Forward will be required to make a payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement). In the event of a change of control, under certain circumstances, Forward may elect to pay the early termination payment over a period of 15 years, with the payments increased to reflect the time value of money.

The foregoing descriptions of the Amended Merger Agreement, Base Indenture and Supplemental Indenture, the Credit Agreement, the Assumption and Joinder Agreement and the Incremental Revolving Amendment, the Shareholders Agreements, the Investor Rights Agreement and the Tax Receivable Agreement do not purport to be complete and are subject to, and qualified in each case in their entirety by, the full text of such agreements, copies of which are attached hereto as Exhibits 2.1, 2.2, 4.1, 4.2, 10.1 through 10.7 and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On January 25, 2024, in connection with the Closing, Forward terminated its existing credit agreement, dated as of September 29, 2017 (as amended, the “Terminated Credit Agreement”), among Forward, Forward Air, Inc., the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer. The Terminated Credit Agreement provided for $150,000,000 in term loan commitments and $300,000,000 in revolving credit commitments.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Prior to the consummation of the Transactions, Forward completed a restructuring, pursuant to which, among other things, Forward contributed all of its operating assets to Opco. Opco has been structured as an umbrella partnership C corporation through which the existing direct and certain indirect equityholders of Omni (“Omni Holders”), as of the Closing, hold a portion of the Common Equity Consideration and Convertible Preferred Equity Consideration in the form of Opco units that are exchangeable for Forward Common Stock and Forward Series C Preferred Units as described below.

The portion of the transaction consideration paid to Omni Holders that is Common Equity Consideration consists of (a) shares of Forward Common Stock and (b) Opco Class B Units (as defined below) and corresponding Forward Series B Preferred Units (as defined below) that will be exchangeable at the option of the holders thereof into shares of Forward Common Stock pursuant to the Opco LLCA (as defined below). The portion of the transaction consideration paid to the Omni Holders that is Convertible Preferred Equity Consideration consists of (a) Forward Series C Preferred Units (as defined below) that will automatically convert into shares of Forward Common Stock upon the receipt of the Conversion Approval and (b) Opco Series C-2 Preferred Units (as defined below) that are economically equivalent to the Forward Series C Preferred Units and will automatically convert into Opco Class B Units and corresponding Forward Series B Preferred Units upon the receipt of the Conversion Approval pursuant to the Opco LLCA. The Forward Common Stock issued at Closing and prior to any Conversion Approval represents 19.99% of the fully diluted voting power of Forward as of immediately prior to the Closing. The Convertible Preferred Equity Consideration has an aggregate liquidation preference of $976,801,100 at the Closing (based on a liquidation preference per unit of $110.00 at the Closing as described further below) which, as described above, will convert if Forward’s shareholders provide the Conversion Approval into (i) Forward Common Stock and (ii) Opco Class B Units and corresponding Forward Series B Preferred Units.

Opco LLCA

Effective as of the Closing, Forward will operate its business through Opco, which indirectly holds all the assets and operations of Forward and Omni and is governed by an operating agreement that became effective at the Closing (the “Opco LLCA”). Opco is managed by and under the direction of Forward, as the manager of Opco.

The limited liability company interests of Opco are represented by units (collectively, the “Units”), comprised of Units designated as: “Class A Units” (“Opco Class A Units”); “Class B Units” (“Opco Class B Units”); “Series C-1 Preferred Units” (“Opco Series C-1 Preferred Units”); and “Series C-2 Preferred Units” (“Opco Series C-2 Preferred Units”). All Units are non-voting unless otherwise required by law and except for certain amendments and a limited number of other matters.

As a result of the Transactions, as of the Closing, (a) Forward and Clue Parent Merger Sub LLC, a subsidiary of Forward, hold all of the Opco Class A Units and all of the Opco Series C-1 Preferred Units and (b) the Omni Holders hold (i) a portion of the Common Equity Consideration in the form of Opco Class B Units and corresponding Forward Series B Preferred Units and (ii) a portion of the Convertible Preferred Equity Consideration in the form of units of Opco designated as Opco Series C-2 Preferred Units. Subject to certain exceptions permitted under the Opco LLCA, the number of Opco Class A Units outstanding from time to time will equal the number of shares of Forward Common Stock, the number of Opco Class B Units held by the Omni Holders from time to time will equal the number of shares of Forward Series B Preferred Stock and the number of Series C-1 Preferred Units from time to time will equal the number of shares of Forward Series C Preferred Stock. An Opco Class B Unit, together with a corresponding Forward Series B Preferred Unit, generally is equivalent economically and in respect of voting power to one share of Forward Common Stock. The Opco Series C-2 Preferred Units will have substantially the same terms as the Forward Series C Preferred Units except, as described in more detail below, Opco Series C-2 Preferred Units will automatically convert upon the Conversion Approval into Opco Class B Units and corresponding Forward Series B Preferred Units instead of Forward Common Stock.

Pursuant to the Opco LLCA, (a) Opco Class A units are not exchangeable or convertible and (b) a holder of Opco Class B Units (other than Forward or its affiliates) has the right to exchange all or a portion of its Opco Class B Units (together with a corresponding number of Forward Series B Preferred Units) for, at Forward’s option (in its capacity as the manager of Opco), an equal number of shares of Forward Common Stock or cash. Prior to the Conversion Approval, Opco Series C-2 Preferred Units will be exchangeable by the holders thereof for an equivalent number of Forward Series C Preferred Units. Immediately after the Conversion Approval, Opco Series C-2 Preferred Units will automatically convert to Opco Class B Units based on liquidation preference of such units and the same Conversion Price as the Forward Series C Preferred Units (as increased by any accrued and unpaid dividends on such Opco Series C-2 Preferred Units) and Forward will issue the holder thereof corresponding Forward Series B Preferred Units on a one-for-one basis for each such Opco Class B Unit.

Pursuant to the Opco LLCA, the Units are subject to customary transfer restrictions, including restrictions on transfers to persons other than certain “Permitted Transferees” described in the Investor Rights Agreement, that are not in accordance with the Shareholders Agreements and certain other transfers specified in the Opco LLCA, subject to certain limited exceptions described in the Opco LLCA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangements or Registrant.

The disclosure set forth in the Introductory Note and Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.01. Unregistered Sale of Equity Securities.

The disclosure set forth in the Introductory Note, Item 1.01 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As contemplated by the Amended Merger Agreement and pursuant to the bylaws of Forward, effective as of the Closing, the Board (a) increased the size of the Board from 11 directors to 15 directors and (b) appointed Charles Anderson, Robert Edwards, Jr. and Michael Hodge to serve on the Board. The compensation of Mr. Anderson, Mr. Edwards and Mr. Hodge for their service as non-employee directors will be substantially consistent with that of Forward’s other non-employee directors, as described in Forward’s proxy statement for its 2023 annual meeting of shareholders.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Termination of Employment Agreement” (regarding Forward and Mr. Schickel’s mutual agreement that he would not serve in the role of President of Forward or as a member of the Board in connection therewith (and Mr. Schickel had accordingly declined these appointments), and the termination of the Employment Agreement) is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Forward Series B Preferred Stock

Pursuant to the Articles of Amendment to the Restated Charter of Forward filed by Forward with the Secretary of State of the State of Tennessee (the “Charter Amendment”) at the Closing, Forward established the terms of a new series of preferred stock of Forward designated as “Forward Series B Preferred Stock” (the “Forward Series B Preferred Stock”), and, at the Closing, certain Omni Holders received fractional units (the “Forward Series B Preferred Units”) each representing one one-thousandth of a share of Forward Series B Preferred Stock. Each Series B Preferred Unit, together with a corresponding Opco Class B Unit, is exchangeable at the option of the holder thereof into one share of Forward Common Stock.

Holders of Forward Series B Preferred Units and holders of Forward Common Stock will vote together as a single class on all matters to be voted on by Forward’s shareholders, subject to limited exceptions. Each holder of record of Forward Series B Preferred Units is entitled to cast one vote for each such unit.

Pursuant to the Charter Amendment, the Forward Series B Preferred Units have a liquidation preference of $0.01 per unit and are not entitled to receive any dividends independent of their corresponding Opco Class B Units. A Series B Preferred Unit and its corresponding Opco Class B Unit may only be transferred together as a single, combined unit.

Forward Series C Preferred Stock

Pursuant to the Charter Amendment, Forward also established the terms of a new series of convertible preferred stock of Forward designated as “Forward Series C Preferred Stock” (the “Forward Series C Preferred Stock”), and, at the Closing, certain Omni Holders received fractional units (each, a “Series C Preferred Unit”) each representing one one-thousandth of a share of Forward Series C Preferred Stock. The liquidation preference of a Series C Preferred Unit will be equal to $110.00 per unit, subject to adjustment for any in-kind payment of the Annual Coupon as described below (the “Liquidation Preference”).

In connection with the Transactions, Forward has agreed to use its reasonable best efforts to obtain the Conversion Approval at the first annual meeting of Forward’s shareholders following the Closing. If Forward does not obtain the Conversion Approval at such annual meeting, then, so long as any Forward Series C Preferred Units remain outstanding, Forward has agreed to continue to use its reasonable best efforts to obtain the Conversion Approval at each annual meeting of shareholders thereafter until the Conversion Approval is obtained.

If the Conversion Approval is obtained, a Series C Preferred Unit will automatically convert into a number of shares of Forward Common Stock equal to the quotient of the aggregate Liquidation Preference of such Series C Preferred Unit ($110.00 at the Closing) and a conversion price of $110.00 (subject to customary anti-dilution adjustments, the “Conversion Price”). If the Conversion Approval is obtained prior to the first anniversary of closing, each Series C Preferred Unit is expected to automatically convert into one share of Forward Common Stock.

The Forward Series C Preferred Units are perpetual and rank senior to the Forward Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Forward Series C Preferred Units are entitled to receive dividends declared or paid on the Forward Common Stock on an as-converted basis. In addition, the Forward Series C Preferred Units accrue on each anniversary of issuance a cumulative annual dividend (without any interim accrual) equal to the product of (a) 14.0% multiplied by (b) the Liquidation Preference (the “Annual Coupon”). The Annual Coupon will be paid, at Forward’s option, in cash or in-kind by automatically increasing the Liquidation Preference in an equal amount. For so long as the Forward Series C Preferred Units remain outstanding, subject to certain limited exceptions, Forward will not be able to declare, make or pay dividends or distributions unless all accrued and unpaid dividends have been paid in cash or in kind on the Forward Series C Preferred Units.

In the event of any liquidation, dissolution or winding-up of Forward, each holder of Forward Series C Preferred Units will be entitled to receive an amount equal to the sum of (a) the greater of (i) the aggregate Liquidation Preference attributable to such holder’s Forward Series C Preferred Units, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Forward Common Stock or such other class or series of securities into which such holder’s Forward Series C Preferred Units is then convertible

(assuming the conversion of each Series C Preferred Unit), multiplied by (y) the number of shares of Forward Common Stock or such other securities into which the Forward Series C Preferred Units are then convertible, plus (b) an amount of all declared and unpaid dividends with respect thereto.

The Forward Series C Preferred Units are generally non-voting, except that the consent of the holders of a majority of the outstanding Forward Series C Preferred Units, voting as a separate class, is required for certain matters adversely affecting the rights and privileges of the Forward Series C Preferred Units.

Commencing on the sixth anniversary of the Closing (and, thereafter, only during the 60-day period following any anniversary of the Closing), the Forward Series C Preferred Units will be callable at Forward’s option in whole (and not in part), at a call price per Series C Preferred Unit equal to (a) the product of (i) the greater of (A) the outstanding liquidation preference of such Series C Preferred Unit and (B) the product of (x) the number of shares of Forward Common Stock into which such Series C Preferred Unit would be convertible upon the receipt of the Conversion Approval, and (y) the 20-day volume-weighted average price per share of Forward Common Stock during a defined period prior to the call, and (ii) 103%, plus (b) the amount of all declared and unpaid dividends in respect of such Series C Preferred Unit.

The foregoing description of the Charter Amendment does not purport to be complete and are subject to, and qualified in each case in its entirety by, the full text of the Charter Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On the Closing Date, Forward issued a press release announcing the completion of the Transactions, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements of the acquired business will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

Pro forma financial information giving effect to the Transactions will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d) Exhibits

2.1*	Agreement and Plan of Merger, dated as of August 10, 2023, by and among, among others, Forward Air Corporation and Omni Newco, LLC (filed as Exhibit 2.1 to Forward’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2023 and incorporated herein by reference)

2.2*	Amendment No. 1 to the Original Merger Agreement, dated as of January 22, 2024, by and among Forward Air Corporation and Omni Newco, LLC (filed as Exhibit 2.1 to Forward’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2024 and incorporated herein by reference)

3.1	Articles of Amendment to the Restated Charter of Forward Air Corporation, as filed with the Secretary of State of the State of Tennessee

4.1	Indenture, dated as of October 2, 2023, by and among Clue Opco LLC (as successor to GN Bondco, LLC), as issuer, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent

4.2	First Supplemental Indenture, dated as of January 25, 2024, by and among Clue Opco LLC, as issuer, Forward Air Corporation and the other guarantors party thereto, as guarantors, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent

10.1*	Credit Agreement, dated as of December 19, 2023, by and among, GN Loanco, LLC, the other credit parties party thereto from time to time, Citibank, N.A. and the lenders and L/C issuers party thereto from time to time

10.2	Escrow Release Date Assumption and Joinder Agreement, dated as of January 25, 2024, among GN Loanco, LLC, Clue Opco LLC, Forward Air Corporation, the subsidiary guarantors party thereto and Citibank, N.A.

10.3*	Escrow Release Date Incremental Revolving Amendment, dated as of January 25, 2024, among Clue Opco LLC, the credit parties party thereto from time to time, the lenders party thereto from time to time and Citibank, N.A.

10.4*	Shareholder Agreement, dated as of January 25, 2024, by and among, Forward Air Corporation, REP Omni Holdings, L.P. and the other parties thereto

10.5*	Shareholder Agreement, dated as of January 25, 2024, by and among, Forward Air Corporation, EVE Omni Investor, LLC and Omni Investor Holdings, LLC and the other parties thereto

10.6*	Investor Rights Agreement, dated as of January 25, 2024, by and among Forward Air Corporation, REP Omni Holdings, L.P. and Omni Investor Holdings L.P.

10.7	Tax Receivable Agreement, dated as of January 25, 2024, by and among Forward Air Corporation, Central States Logistics, Inc., Clue Opco LLC and the members from time to time party thereto

99.1	Press Release of Forward Air Corporation dated as of January 25, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. Forward agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: January 31, 2024	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer